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               ROBINS, KAPLAN, MILLER & CIRESI L.L.P.
                        ATTORNEYS AT LAW



                       2800 LASALLE PLAZA
                      800 LASALLE AVENUE
                MINNEAPOLIS, MINNESOTA 55402-2015
                    TELEPHONE (612) 349-8500
                    FACSIMILE (612) 339-4181


[LETTERHEAD]




                                                   June 17, 1999



Best Buy Co., Inc.
7075 Flying Cloud Drive
Eden Prairie, MN  55344

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-8 (the "Registration Statement") of even date herewith of Best Buy Co., Inc., a Minnesota corporation (the "Company"), relating to $40,000,000 of obligations (the "Obligations") which may be incurred by the Company pursuant to its Deferred Compensation Plan, as amended (the "Plan"), we, as counsel for the Company, have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the Company to incur the Obligations, and that the Obligations, when incurred as contemplated in the Registration Statement, will be binding obligations of the Company in accordance with their terms, except as enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and by judicial limitations on the right of specific performance.

         The Plan permits a deferral of income by eligible employees and directors for periods extending to the termination of employment (or directorship) or beyond. Accordingly, the Plan by its terms appears to fall within the definition of an "employee pension benefit plan" in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). However, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees (commonly referred to as a "top hat plan"), the Plan is only subject to Parts 1 and 5 of Title I of ERISA.

         Parts 1 and 5 of Title I of ERISA do not impose any specific written requirements on top hat plans as a condition to compliance with the applicable provisions of ERISA. Rather, they relate to reporting and disclosure requirements and administration and enforcement which govern the operation of plans like the Plan.



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Best Buy Co., Inc.
June 17, 1999
Page 2


         There being no express terms of the Plan that contravene or conflict with the provisions of Parts 1 and 5 of Title I of ERISA, we are of the opinion that the provisions of the written document constituting the Plan comply with the applicable requirements of ERISA.

         This opinion letter is issued as of the date hereof and is limited to the laws now in effect, and in all respects is subject to and may be limited by future legislation, as well as by future case law. We assume no responsibility to keep this opinion current or to supplement it to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

         We hereby consent to being named in the Registration Statement as counsel for the Company who have passed upon legal matters in connection with the incurrence of the Obligations. We further consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

                                 /s/ Robins, Kaplan, Miller & Ciresi L.L.P.
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